                                                                   EXHIBIT 10.19

                    RESEARCH AND LICENSE AGREEMENT (SK#4826)

                              for SKI's technology

                          "Heat Sensitive Gene Therapy"
                                    (SK 797)





                                TABLE OF CONTENTS
       PREAMBLE
       ARTICLES:
          I                 DEFINITIONS
          II                RESEARCH PROGRAM
          III               GRANT
          IV                DUE DILIGENCE
          V                 PAYMENTS
          VI                REPORTS AND RECORDS
          VII               PATENT PROSECUTION
          VIII              INFRINGEMENT
          IX                PRODUCT LIABILITY
          X                 EXPORT CONTROLS
          XI                NON-USE OF NAMES
          XII               ASSIGNMENTS
          XIII              TERMINATION
          XIV               PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
          XV                MISCELLANEOUS PROVISIONS

This Agreement is effective on the date last subscribed below (the "Effective Date"), and is by and between SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH (HEREINAFTER referred to as "SKI"), a New York membership corporation with principal offices at 1275 York Avenue, New York, New York 10021, and CELSION CORPORATION, a corporation with principal offices located at 10220-1 Old Columbia Road, Columbia, Maryland 210461705 ("LICENSEE").


                                   WITNESSETH

        WHEREAS, SKI is the owner of certain Patent Rights (as later defined herein) and has the right to grant licenses under said Patent Rights; and

        WHEREAS, SKI desires to have the Patent Rights utilized in the public interest and is willing to grant a license to its interest thereunder; and

        WHEREAS, LICENSEE seeks to commercially develop the Patent Rights through a thorough, vigorous and diligent program of exploiting the Patent Rights whereby public utilization shall result therefrom; and

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                            ARTICLE I - DEFINITIONS


For the purpose of this Agreement, the following words and phrases shall have the following meanings:

        1.1. "LICENSEE" shall include Affiliates, that is, any person, firm, corporation or other entity controlling, controlled by, or under common control with a party hereto. The term "control" wherever used throughout this Agreement shall mean ownership, directly or indirectly, of more than 50% of the equity capital. With regard to SKI, "Affiliate" shall mean the Memorial Sloan-Kettering Cancer Center and the Memorial Hospital for Cancer and Allied Diseases.

        1.2. "Patent Rights" shall mean all of the following SKI intellectual property:

                (a) The United States and foreign patents and patent applications listed in Exhibit A;

                (b) United States and foreign patents issued from the applications listed in Exhibit A, and from divisionals and continuations of these applications;

                (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign patent applications listed in Exhibit A;

                (d)     any reissues or re-examinations of patents described in
                        (a), (b), or (c), above.


        1.3. A "Licensed Process" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in any country in which such process is practiced.

        1.4. A "Licensed Product" shall mean any product or part thereof made, leased, used or sold by or on behalf of LICENSEE which:

                (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any product or part thereof is made, leased, used or sold; or

                (b)     is manufactured by using a Licensed Process.

        1.5. "Net Sales" shall mean LICENSEE's and its sublicensees' billings for sales of Licensed Products or Licensed Processes produced hereunder less the sum of the following:

                (a)     Discounts allowed in amounts customary in the trade;

                (b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

                (c)     Outbound transportation prepaid or allowed;

                (d)     Amounts allowed or credited on returns; and

                (e)     Bad debts and uncollectible receivables.

        No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE or Affiliates and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed or invoiced.

        1.6. "Royalty Year" shall mean each twelve-month period commencing January 1 and ending December 31 during the term of this Agreement. For the first year of this Agreement, the Royalty Year shall be the period of time between the signing of the Agreement and December 31.

        1.7. "Field of Use" shall mean the use of the Patent Rights in the field of treatment of human disease.

        1.8. "Research Program" shall mean investigations to be conducted by SKI under this Agreement, as described in Exhibit B attached hereto, and as described in revisions of Exhibit B which may be agreed upon in writing by the parties.

                         ARTICLE II - RESEARCH PROGRAM

        2.1. SKI shall perform studies of Research Program. The Principal Investigator assigned by SKI for directing the performance of the work is Dr. Gloria Li. If for any reasons the Principal Investigator becomes unavailable, SKI shall notify the LICENSEE . If a mutually acceptable successor is not identified, the Research Program will be terminated in accordance with Section
2.9 below.

        2.2. It is understood that SKI and the personnel performing the Research Program hereunder may be or become involved in other activities and projects which entail commitments to other sponsors. SKI will use its best efforts to avoid conflicts with the Research Program; however, it is agreed that unless provided to the contrary herein, SKI's Research Program obligations outlined in Article II are subject to SKI's commitments to such other sponsors.

        2.3. In consideration of SKI carrying out the Research Program, LICENSEE shall pay to SKI annually in advance such sums as are agreed and set out in Exhibit B. Subject to prior written notification by SKI, LICENSEE shall also pay additional sums for salaries (and reasonable overheads thereon) in order to accommodate reasonable salary increases which take effect after the Effective Date, the timing of such additional payment to be agreed between the parties.

        2.4. SKI shall inform LICENSEE of the progress of the Research Program on a regular basis as mutually agreed to by both parties. A final written report shall be submitted by SKI to LICENSEE within one month of completion of the Research Program.

        2.5. While it is understood that SKI is free to publish the results of its research carried out under this Article 2, LICENSEE shall be given an opportunity to review any proposed manuscripts regarding this work prior to submission for publication. LICENSEE agrees to complete its review and to inform SKI of its comments within thirty (30) days of receipt of SKI's manuscripts; if no response is received within such thirty (30) days, it may be conclusively presumed that the publication may proceed without delay. If LICENSEE determines that the proposed publication contains patentable matter which requires protection, LICENSEE may require the delay of the publication for a period of time not to exceed sixty (60) days for the purpose of allowing the pursuit of such protection. Without the prior written consent of LICENSEE, SKI shall not publish or permit to be published any information which LICENSEE reasonably deems to be LICENSEE's Confidential Information. When publishing, SKI shall appropriately acknowledge LICENSEE's financial support of this research.

        2.6. All original research results, data, records and work product generated under this Agreement, including all tangible and intangible property, shall be owned by SKI.

        2.7.    (a)     Any inventions or discoveries ("Inventions") made under
                        the Research Program solely by SKI employees shall belong to SKI. SKI shall promptly disclose potentially patentable Inventions to LICENSEE, provided that LICENSEE shall hold all such disclosures in confidence and shall not further disclose or use same in ways not previously approved in writing by SKI. At LICENSEE's request and expense, SKI shall promptly prepare, file and/or maintain patent applications or issued patents in the United States and foreign countries for any such Inventions. Any inventions or discoveries made during the Research Program jointly by SKI employees and by the LICENSEE's employees shall be jointly owned by SKI and LICENSEE. LICENSEE shall have the rights to obtain patent protection in the United States and foreign countries for such joint inventions, at its expense, unless otherwise agreed upon by the parties.

                (b) SKI grants to LICENSEE an option to obtain a license to each Invention solely owned by SKI, and to SKI's interest in any joint inventions, through good faith negotiations and on commercially reasonable terms. The option shall extend for a period of three (3) months following disclosure of the Invention to the LICENSEE. In the event the parties, acting in good faith, fail to reach a mutually acceptable agreement within three (3) months after commencing negotiations, SKI shall be entitled to negotiate a license with a third party for such Invention.

        2.8. SKI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS PERFORMANCE UNDER THE RESEARCH PROGRAM, INCLUDING BUT NOT LIMITED TO THE MARKETABILITY, USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE RESULTS DEVELOPED UNDER THIS WORK, OR THAT SUCH RESULTS DO NOT INFRINGE UPON ANY THIRD PARTY PROPERTY RIGHTS. LICENSEE shall indemnify, defend and hold harmless SKI and its affiliates and its employees from any liability resulting from LICENSEE's use of the Results or materials provided by SKI, or other LICENSEE's activities in the course of the Research Program.

        2.9. The Research Program may be terminated by either party giving to the other a minimum of ninety (90) days prior written notice. In the event of termination of the Research Program, LICENSEE shall pay to SKI, within thirty
(30) days of invoice from SKI, for all direct costs, up to and including the effective date of termination, and all applicable indirect costs and all non-cancelable obligations made before receipt of notice of termination, even though such obligations may extend beyond the termination date.


                              ARTICLE III - GRANT


        3.1. SKI hereby grants to LICENSEE an exclusive worldwide right and license in the Field of Use, including the right to sublicense, to make, have made, use, lease and sell Licensed Products and to use Licensed Processes derived from the Patent Rights until the Patent Rights expire, unless this Agreement is terminated before that time according to the terms hereof, and subject to the rights reserved or observed in Section 2.2 below.

        3.2. Notwithstanding any other provisions of this Agreement, it is agreed that SKI and its Affiliates shall retain the right to practice the licensed Patent Rights for its own teaching, research and patient care activities. All rights reserved to the United States Government and others under 35 USC 33200-212, as amended, shall remain and shall in no way be affected by this Agreement.

        3.3. LICENSEE hereby agrees that every sublicensing agreement to which it shall be party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement describing the date upon which LICENSEE'S exclusive rights, privileges and license hereunder shall terminate.

        3.4. LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to SKI of Article IV, VI, VIII, IX, X, XI, XII, XIII and XV of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

        3.5. LICENSEE agrees to forward to SKI a copy of any and all fully executed sublicense agreements, and further agrees to timely forward to SKI a copy of such reports received by LICENSEE from its sublicensees during the preceding Royalty Year.

        3.6. If LICENSEE receives from sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicense under this Agreement, LICENSEE shall pay SKI royalty or other payments as required by Clause 5.1(b), based on the fair market value of such payment, unless SKI waives in writing such payment obligation.

        3.7. The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not included in the Patent Rights.

                           ARTICLE IV - DUE DILIGENCE


        4.1. LICENSEE and its sublicensees shall use their best efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this Agreement.

        4.2.    In addition, LICENSEE shall adhere to the following milestones:

                (a) Within three (3) months of LICENSEE's receipt of final report of Research Program or within eighteen (18) months of the Effective Date of this Agreement, whichever is earlier, LICENSEE shall deliver to SKI, its detailed business, research and development plan including, for example, relevant schedules of capital investments needed to implement the plan, financial, equipment, facility plans, number and kind of personnel and time planned for each phase of development of the Patents Rights for a three year period. Similar reports shall be provided to SKI annually to relay update and status information on LICENSEE's business, research and development progress, including projections of activity anticipated for the next reporting year. In the event SKI, after full examination of each such report, determines the report is insufficient in detail or in LICENSEE's progress in bringing a Licensed Product to market in accordance with
                        Section 4.1, SKI shall notify LICENSEE. If within two
                        (2) months of such notification, LICENSEE fails to so satisfy SKI, then SKI shall give notice of same and may terminate this Agreement pursuant to Section 13.4 below.

                (b) LICENSEE shall be responsible for diligently and promptly taking all reasonable steps to secure all required and/or necessary governmental approvals to sell, exploit, or market any and all Licensed Products. LICENSEE shall advise SKI, through annual reports described in Section 4.2(a) above of its program of development for obtaining said approvals.

                (c) LICENSEE's failure to perform in accordance with Sections 4.1 and 4.2 above shall be grounds for SKI to terminate this Agreement pursuant to Section 13.4 below.

                              ARTICLE V - PAYMENTS


        5.1. For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to SKI, in the manner hereinafter provided, until termination of this Agreement:

                (a) A license issue fee of fifty thousand dollars ($50,000), payable immediately upon signing this Agreement.

                (b) A royalty in an amount equal to five percent (5%) of the Net Sales by LICENSEE or any sublicensee of the Licensed Products or Licensed Processes, provided that such Licensed Product or Licensed Process is covered by at least one valid claim of an issued patent. In all other cases, LICENSEE shall pay to SKI a royalty in the amount of three percent (3%) of the Net Sales by LICENSEE or any sublicensee of the Licensed Products or Licensed Processes. In addition, LICENSEE shall pay SKI fifty percent (50%) of income from sublicensees which is not based on Net Sales, e.g. up-front licensing fees, milestone payments.

                (c) Milestone payments as follows: (i) $25,000 upon the filing of an Investigative New Drug (IND) with the United States Food and Drug Administration (FDA), or two years after the Effective Date, whichever is earlier.
                        (ii) $ 75,000 upon commencement of Phase III clinical studies, or five years months after the Effective Date,, whichever is earlier. (iii) $100,000 upon filing of a New Drug Application (NDA) with the FDA for each Licensed Product or eight years after the Effective Date, whichever is earlier. (iv) $300,000 upon receipt of a New Drug Application (NDA) from the FDA for each Licensed Product for which LICENSEE receives a NDA.

                (d) Annual minimum royalty payments, starting two years after the Execution Date, in the amount of ten thousand dollars ($10,000) per Royalty Year pending issuance of a U.S. Patent, and after issuance of one or more such patents, annual minimum royalty payments of twenty thousand dollars ($20,000) per Royalty Year, and after the issuance of an NDA, annual minimal royalty payments of fifty thousand dollars ($50,000). Such minimum royalty payments shall be prorated for the year of issuance. The minimum royalty payments shall be credited against the earned royalty payments required in Section
                        5.1 (b) above for the same Royalty Year.

                (e)     Patent expenses according to the terms of Article VII.

        5.2. No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one of the Patent Rights patent applications or Patent Rights patents licensed under this Agreement.

        5.3. Royalty payments shall be paid in United States dollars in New York, NY, or at such other place as SKI may reasonably designate consistent with the laws and regulations controlling in any foreign country, but not in any other currency. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5.4.     Interest

        (a) LICENSEE shall pay to SKI interest on any amounts not paid when due. Such interest will accrue from the fifteenth (15th) day after the payment was due at a rate two percent (2%) above the daily prime interest rate, as determined by The Chase Manhattan Bank (N.A.) or its successor entity, on each day the payment is delinquent, and the interest payment will be due and payable on the first day of each month after interest begins to accrue, until full payment of all amounts due SKI is made.

        (b) SKI's rights to receive such interest payments shall be in addition to any other rights and remedies available to SKI.

        (c) If the interest rate required in this Subsection exceeds the legal rate in a jurisdiction where a claim for such interest is being asserted, the required interest rate shall be reduced, for such claim only, to the maximum interest rate allowable in the jurisdiction.

                        ARTICLE VI - REPORTS AND RECORDS


        6.1. LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to SKI hereunder. Said books and records shall be maintained for a period of no less than five (5) years following the period to which they pertain. For the term of this Agreement, upon reasonable written notice, LICENSEE shall allow SKI or its agents to inspect such books and records for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Such inspections shall be during normal working hours of LICENSEE. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to SKI's detriment, LICENSEE agrees to pay the full cost of such inspection.

        6.2. LICENSEE, within thirty (30) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to SKI true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following, to be itemized per Licensed Product and Licensed
Process:

                (a) Number of Licensed Products and Licensed Processes commercially used, manufactured and sold, rented or leased.

                (b) Total billings for Licensed Products and Licensed Processes commercially used, sold, rented or leased.

                (c)     Deductions applicable as provided in Paragraph 1.7.

                (d)     Total royalties due.

                (e)     Names and addresses of all sublicensees of LICENSEE.

                (f) Total royalty income from all revenues subject to sublicensees' royalties.

                (g)     Total sublicensing fee income.

        6.3. With each such report submitted, LICENSEE shall pay to SKI the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

        6.4.    Milestone payments shall be reported and paid when due.

                        ARTICLE VII - PATENT PROSECUTION


        7.1. LICENSEE shall be responsible for and pay all past and future costs and expenses incurred by SKI for the preparation, filing, prosecution, issuance, and maintenance of the Patent Rights. Such payments will be due within thirty (30) days of LICENSEE's receipt of invoice of patent expenses from SKI or SKI's patent counsel.

        7.2. SKI shall diligently prosecute and maintain the Patent Rights in the United States and in such countries as are determined by SKI and agreed to by LICENSEE, using counsel of its choice. If LICENSEE does not agree to bear the expense of filing patent applications in any foreign countries in which SKI wishes to obtain patent protection, then SKI may file and prosecute such applications at its own expense and any license granted hereunder shall exclude such countries.

        7.3. SKI shall provide LICENSEE with copies of all relevant documentation so that LICENSEE may be informed and to give LICENSEE reasonable opportunity to advise SKI of the continuing prosecution, and LICENSEE agrees to keep this documentation confidential.

                          ARTICLE VIII - INFRINGEMENT


        8.1. LICENSEE as the exclusive commercial user of the Patent Rights shall assume primary responsibility for enforcing the Patent Rights within relevant commercial markets in the Field of Use. In exercising these responsibilities, LICENSEE shall promptly contact alleged third party infringers and take all reasonable steps to persuade such third parties to desist from infringing the Patent Rights, including initiating and prosecuting an infringement action if necessary, or defending a challenge to the validity of the Patent Rights. LICENSEE also shall notify SKI of each instance of alleged infringement and shall keep SKI informed of all stages of Patent Rights enforcement. LICENSEE may use the name of SKI as party plaintiff. All costs of any action to enforce the Patent Rights taken by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep any recovery of damages derived therefrom, the excess of such recovery over such costs shall be included in LICENSEE's Net Sales. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of SKI, which consent shall not unreasonably be withheld.

        8.2. In the event LICENSEE becomes aware of unlicensed infringement of the Patent Rights, either through notice from SKI or by other means, and does not, within three months (a) secure cessation of the infringement; or (b) enter suit against the infringer; or (c) provide SKI with evidence of pendency of a bona fide negotiation for sublicensing the infringer, then, thirty days after giving written notice to LICENSEE, SKI shall have the right to (a) sue for the infringement at SKI's own expense, and to collect for its own use any damages, profits and awards of whatever nature that it may recover for such infringement; and (b) terminate this Agreement according to terms of Article XII.

        8.3. Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against SKI or LICENSEE, either in the United States or in any foreign country in which there are Patent Rights.

        8.4. In the event LICENSEE is sued for patent infringement, threatened with such suit, or enjoined from exercising its license rights granted hereunder, LICENSEE may terminate this Agreement according to Article XII or contest the action against it. In any such action, LICENSEE shall be fully responsible for all its costs, including expenses, judgements and settlements, and shall be entitled to proceeds that it may recover, including judgements, settlements and awards, the excess of such recovery over such costs shall be included in LICENSEE's Net Sales.

        8.5. In any infringement suit as either party may institute to enforce the Patent Rights against third parties pursuant to this Agreement, or in any infringement action brought against either party by a third party, each party hereto shall, at the request and expense of the other party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                ARTICLE IX - INDEMNIFICATION. PRODUCT LIABILITY

        9.1. LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold SKI and its Affiliates, their Board of Managers, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder.

        9.2. For the term of this Agreement, upon the commencement of clinical use, production, sale, or transfer, whichever occurs first, of any Licensed Product or Licensed Process, LICENSEE shall obtain and carry in full force and effect general liability insurance which shall protect LICENSEE and SKI in regard to events covered by Section 9.1 above. Such insurance shall be written by a reputable insurance company, shall list SKI as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require thirty (30) days written notice to be given to SKI prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an annual aggregate of three million dollars ($3,000,000) for personal injury, death or property damage. LICENSEE shall provide SKI with Certificates of Insurance evidencing the same.

        9.3. Except as otherwise expressly set forth in this Agreement, SKI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

                          ARTICLE X - EXPORT CONTROLS


        It is understood that SKI is subject to United States Laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. SKI neither represents that a license shall not be required nor that, if required, it shall be issued.

                         ARTICLE XI - NON-USE OF NAMES

        LICENSEE shall not use the names of SKI or its Affiliates, nor any of their employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from SKI in each case.

                            ARTICLE XII - ASSIGNMENT


        12.1. This Agreement may not be assigned by LICENSEE without prior written consent from SKI.

        12.2. Notwithstanding the foregoing prohibition, LICENSEE may without SKI's consent assign this Agreement to any entity that it may merge into, consolidate with, or transfer substantially all of its assets ("substantially" being EIGHTY PERCENT (80%) or more thereof) as an entirety, so long as the successor surviving corporation in any such merger, consolidation, transfer or reorganization assumes in writing the obligations of this Agreement. Such merger, consolidation, transfer or reorganization shall not in itself be a breach of this Article XI, nor be any default under this Agreement.

                           ARTICLE XIII - TERMINATION


        13.1. Unless earlier terminated pursuant to this Article XII, this Agreement shall terminate upon the later to occur of (a) the last to expire of the Patent Rights or (b) twenty (20) years.

        13.2. SKI may terminate this Agreement if LICENSEE becomes insolvent or, a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for thirty (30) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of a thirty (30) day period.

        13.3. Should LICENSEE fail to pay SKI license fees, royalties and patent expenses due and payable hereunder for more than thirty (30) days, SKI shall have the right to terminate this Agreement on thirty (30) days written notice, unless LICENSEE shall pay SKI within the thirty (30) day period, all such license fees, royalties and patent expenses and interest due and payable. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such royalties, patent expenses and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

        13.4. Upon failure of LICENSEE to perform in accordance with Article 4 or any other material breach of this Agreement by LICENSEE, other than those occurrences set out in Sections 13.2 and 13.3, hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Section 13.4, SKI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by sixty (60) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach prior to the expiration of the sixty (60) day period.

        13.5. LICENSEE shall be entitled to terminate this Agreement upon sixty (60) days advance written notice to SKI, provided that LICENSEE and any of its Affiliates or sublicensees cease making, using or selling Licensed Products.

        13.6. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE must return to SKI all materials [Know-How, biological, chemical, FDA files, etc] relating to Licensed Product, Licensed Process, and the Patent Rights; provided, however, that, unless terminated under Sections 13.3 or 13.4, LICENSEE shall have the right for one year thereafter to dispose of all Licensed Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of
Article IV and shall submit the related reports as required by Article V, as though this Agreement had not terminated.

        13.7. Other than any claim arising from LICENSEE's failure to pay license fees or patent expenses due under this contract, any controversy or bona fide disputed claim arising between the parties to this Agreement, which dispute cannot be resolved by mutual agreement shall, by the election of either party, be resolved by submitting to dispute resolution before a fact-finding mediation body composed of one or more experts in the field, selected by mutual agreement within thirty days of written request by either party. Said dispute resolution shall be held in New York at such place as shall be mutually agreed upon in writing by the parties. The fact-finding body shall determine who shall bear the cost of said resolution. In the event that the parties cannot mutually agree within said thirty (30) days on the dispute resolution body, the parties will go to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

        13.8. Upon termination of this Agreement for any reason all sublicenses shall terminate. Any sublicensees not then in default shall have the right to seek a license from SKI. SKI agrees to negotiate such licenses in good faith under reasonable terms and conditions substantially similar to the ones set forth in the License agreement between Celsion and such sublicensee or as set forth in this Agreement, at the discretion of SKI.

        13.9. Article IX, Article XI, and Section 13.6 of this Agreement shall survive termination.

            ARTICLE XIV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS


        14.1. Payments shall be made by remittance to "Sloan-Kettering Institute for Cancer Research". Payments shall be sufficiently made when delivered by courier of other means providing proof of delivery to SKI. Payment shall show "PAYMENT, CONTRACT SK# 4826" on the check stub or attached correspondence, and shall be sent to:

                           Office of Industrial Affairs
                           Memorial Sloan-Kettering Cancer Center
                           1275 York Avenue

                           New York, New York 10021

        14.2. All notices or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

                In the case of SKI:

                           Sloan-Kettering Institute for Cancer Research 1275 York Avenue
                           New York, New York 10021
                           Attention: James S. Quirk
                           Senior Vice President
                           Research Resources Management

                In the case of LICENSEE:

                           Celsion Corporation
                           10220-1 Old Columbia Road
                           Columbia, MD 21046-1705
                           Attention: Augustine Y. Cheung, Ph.D.
                                       Chairman

                     ARTICLE XV - MISCELLANEOUS PROVISIONS


        15.1. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

        15.2. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

        15.3. LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

        15.4. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        15.5. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

        IN WITNESS WHEREOF, authorized representatives of the parties have signed and dated this Agreement below.

Sloan-Kettering Institute for Cancer Research      Celsion Corporation


By:    /s/ MR. GUSTAVE J. BERNHARDT                By: /s/ AUGUSTINE Y. CHEUNG, PH.D.
       ------------------------------------            --------------------------------------
       James S. Quirk                                  Augustine Y. Cheung, Ph.D.
       Senior Vice President                           Chairman
       Research Resources Management

Date: 5/19/00                                      Date: 5/17/2000
     --------------------------------------             -------------------------------------

                                    EXHIBIT A

PCT International Application No. PCT/US99/14702 entitled "Uses of DNA-PK filed June 30, 1999, claiming the benefit of U.S. Provisional Application No. 60/091,181 filed June 30, 1998.

                                    EXHIBIT B

  Project Summary

        DNA-PK and Heat-Shock Targeted (Adenoviral) Genetic Radiotherapy

                               Gloria C. Li, Ph.D.

       Department of Medical Physics and Department of Radiation Oncology
                         Memorial Sloan-Kettering Cancer Center
                         1275 York Avenue, New York, NY 10021

        Ku is a complex of two proteins, Ku70 and Ku80, that functions as a heterodimer to bind DNA double-strand breaks and activate DNA-dependent protein kinase (DNA-PK). To determine the physiological roles of Ku70 and Ku80, we generated Ku70-/- and Ku80-/- knockout mice via targeted gene disruption (Nussenzweig, et al., 1996, Ouyang, et al., 1997). These mutant mice show profound deficiency in V(D)J recombination, impaired lymphocyte development, and inability to rejoin the radiation-induced DNA double strand breaks. To further characterize the Ku-deficieny associated phenoptype, mouse embryo fibroblast cell lines were established from these Ku70-/- and Ku80-/- mice, and were tested for their sensitivity to DNA-damaging agents. Ku70-/- and Ku80-/- cells were extremely sensitive to ionizing radiation, deficient in the recovery of sublethal and potentially lethal damage. Furthermore, these cells were also sensitive to other DNA-damaging agents such as adriamycin, bleomycin, and etoposide. We have performed complementation experiments and show that expression of human Ku70 in Ku70-/- cells (and human Ku80 in Ku80-/- cells) restored their Ku-DNA binding activity and x-ray resistance phenotype. These results confirm that Kudeficiency compromises the ability of cells to repair DNA strand breaks, presumably by inhibiting the function of DNA-PK.

        Three specific aims are proposed in this grant application to test a working hypothesis, inferred from our pilot studies described above, that DNA-PK plays an important role in modulating the response of human cancer cells to ionizing radiation and to chemotherapeutic agents. Specifically, we plan to down-regulate the DNA-PK activity by either genetic approach (via expression of antisense RNA targeting DNA-PK subunits) or pharmacological means (with the use of DNA-PK inhibitors), and to determine whether the reduction of DNA-PK activity will enhance the cytotoxicity of various drugs and ionizing radiation. Knowledge gained in these investigations will lead to strategies for optimizing the efficacy of chemotherapy, radiation and hyperthermia therapy in the management of human cancer, which constitutes the goals of this proposal.

SPECIFIC AIM I:

Using established cell lines deficient in DNA-PKcs or Ku70 or Ku80, in comparison with their wild-type controls, we will determine:

(a) the cell's sensitivity to various chemotherapeutic drugs, e.g., cisplatin and doxorubicin.

(b)     the cells' sensitivity to ionizing radiation.

(c)     the cells' sensitivity to hyperthermia treatment.


SPECIFIC AIM II:

To modify the cellular level of individual DNA-PK subunits through the use of DNA-mediated gene transfer techniques, or through pharmacological means. Specifically, we plan:

(a) To generate and characterize cell lines stably and constitutively expressing antisense RNA targeting each of the DNA-PK subunits (e.g., DNA-PKcs, Ku70 or Ku80) in order to down-regulate the endogenous level of DNA-PKcs, Ku70 or Ku80. Expression of DNA-PK subunit will be determined by Northern and Western blot analysis, and further examined using DNA-PK kinase activity assay.

(b) To place the Ku70, Ku80 or DNA-PKcs gene fragment in the antisense orientation and under the control of a heat-shock responsive promoter (e.g., hsp70 promoter), to transfect these gene constructs into mammalian cells, and to determine the heat inducibility (the efficiency of the promoter), the residual level of DNA-PK subunit (in terms of expression, kinase activity, and DNA-binding activity).

(c) Using cell lines generated in II-(a) and II-(b), in which DNA-PK activity is modified, in comparison to control cells, we plan to determine the cells' sensitivity to ionizing radiation, to chemotherapeutic drugs and to heat shock exposure.

(d) An additional approach to modify the cellular level of DNA-PK is to use DNA-PK kinase inhibitor to reduce the endogenous level of DNA-PK activity in cells.

SPECIFIC AIM III:

To verify cell culture studies listed in Specific Aim II in animal tumor models. Specifically, we plan:

(a) To deplete the cellular level of individual DNA-PK subunits in animal tumors (e.g. MCF-7 tumors implanted in nude mice, or FSa-II fibrosarcomas implanted in C3H mice), by intratumoral injection of an adenoviral vector containing the heat-shock inducible hsp70 promoter (or a constitutive CMV promoter), ligated to the antisense Ku70 cDNA (asKu70), the antisense Ku80 cDNA (asKu80) or the antisense DNA-PKcs cDNA (asDNA-PKcs).

(b) To regionally heat shock the tumors (to activate the hsp70 promoter and antisense expression) and followed by radiation therapy. The radiation response of these animal tumors and human xenografts will be assessed in vitro (colony forming assay) and/or in vivo (tumor growth assay).

Budget & Payment Schedule

$111,645.00 per year for a period of two (2) years, payable semi-annually, in advance, in four equal payments of $55,822.50. The first such payment will be due upon execution of this Agreement. Subsequent payments will be made 6 months, 12 months and 18 months thereafter.

                 Detailed budget for Celsion Sponsored Research


DETAILED BUDGET FOR NEXT
PERIOD - DIRECT COSTS                                         From                      Through
ONLY                                                          6/1/00                    5/31/00

PERSONNEL
----------------------------------------------------------------------------------------------
                                                           Type Appt.         % Effort on
          Name                  Role on Project             (months)            Project
----------------------------------------------------------------------------------------------
Gloria C. Li               Principal Investigator              12                   5
----------------------------------------------------------------------------------------------
Ling Bo Shen               Technician                          12                  30
----------------------------------------------------------------------------------------------
Rachel Shao                Post-Doc Fellow                     12                 100
----------------------------------------------------------------------------------------------
                                                                           SUBTOTALS



PERSONNEL
-------------------------------------------------------------------------------------
                                                    Fringe
          Name             Salary Requested        Benefits             Totals
-------------------------------------------------------------------------------------
Gloria C. Li                         $0                  $0                  $0
-------------------------------------------------------------------------------------
Ling Bo Shen                     $9,000              $1,980             $10,980
-------------------------------------------------------------------------------------
Rachel Shao                     $35,000              $7,700             $42,700
-------------------------------------------------------------------------------------
                                $44,000              $9,680             $53,680








LABORATORY SUPPLIES
------------------------------------------------------------------------------------------------------------------
tissue culture                $5,000          chemicals                   $2,000
serum                         $5,000          antibodies                  $3,000
media                         $5,000          oligonucleotides            $1,000
antibotics                      $500          mice & housing             $10,000                      $31,500
------------------------------------------------------------------------------------------------------------------

SUBTOTAL DIRECT COSTS FOR
NEW BUDGET PERIOD                                                                                     $85,180

OVERHEAD AT 62.3%                           (excludes Post-Doc)                                       $26,465
------------------------------------------------------------------------------------------------------------------

TOTAL COSTS FOR NEXT BUDGET PERIOD                                                                   $111,645

                    [MEMORIAL SLOAN-KETTERING LETTERHEAD]


                                  May 17, 2000




TO WHOM IT MAY CONCERN:


         In my absence, Mr. Gustave J. Bernhardt, Director, Research Resources Management, will sign as an institutional official for the Sloan-Kettering Institute for Cancer Research.



                                   /s/ JAMES S. QUIRK
                                   -------------------------------------------
                                   James S. Quirk
                                   Senior Vice President